EXHIBIT 99.2

FOR IMMEDIATE RELEASE
                                                              CONTACT:
                                                              Rob Baskin
                                                              (404) 676-2683



                      THE COCA-COLA COMPANY ANNOUNCES
                      MAJOR ORGANIZATIONAL REALIGNMENT



         Will Result in Annual Expense Reductions of $300 Million; Net Job Reductions-Voluntary and Involuntary-of approximately 6,000; Pre-Tax Charge to Earnings of approximately $800 Million During the Year 2000

         Focus on Localization Puts More Responsibility, Accountability and Resources in Hands of Local Business Units


     ATLANTA, January 26, 2000 -- The Coca-Cola Company today announced a major organizational realignment that will put more responsibility, accountability and resources in the hands of the local business units in the more than 200 countries where the Company does business.

     Specifically, this realignment will reduce the Company's workforce around the world while transferring responsibilities from corporate to revenue-generating operating units, fueling further investment in profit-driving activities by reducing costs, and enhancing effectiveness by establishing greater role clarity and accountability between corporate and field offices.

     Said Doug Daft, president and chief operating officer and chairman-elect, The Coca-Cola Company: "Today's announcement is the culmination of a careful review during the past six months of each of our business functions. The world in which we

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operate has changed dramatically, and we must change to succeed. This realignment will better enable the Company to serve the changing needs of its customers and consumers at the local level and ensure that Coca-Cola complements the local culture in every community where it is sold.

     "Together with our bottling partners, we've spent years building the brands, infrastructure and technology needed to be successful at the local level," said Daft. "The actions we announced today will effectively align our corporate resources, support systems and business culture to fully leverage the local capabilities of our system.

     "As we enter the 21st century, we need to build on the greatness and historic strengths of the company and be sure it is optimally positioned for the changing world. We must also take our business to where our business is. Now is the time for us to take those steps."

     Under the realignment, approximately 6,000 positions will be reduced during the current year through early retirement, outsourcing or job eliminations. Of these, approximately 2,500 are located in Atlanta, 800 are located in U.S. cities outside of Atlanta, and another 2,700 are based outside the U.S.

     "As necessary as this realignment is, it carries with it the most difficult decision a management team can make: job reductions," Mr. Daft said. "This is painful both for those within the Company who will be directly affected and for those responsible for making this decision. But this management team is committed to doing what is necessary to ensure a strong future for The Coca-Cola Company.

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     "We are equally committed to proceeding with care and sensitivity,"
Mr. Daft continued. "Ensuring that all associates are treated fairly and with dignity and respect is a top priority for me, personally, and the Company, and we've put processes in place to ensure that happens."

     Employees separating from the Company as a result of the realignment will be offered severance packages, outplacement and counseling services, and other assistance to help with the transition.

     The Company estimates this initiative will yield annual expense reductions of $300 million following full implementation of the new organizational structure. As a result of the realignment, the Company will take a pre-tax charge of approximately $800 million during the year 2000.

     Following the structural changes, roles and responsibilities within the Company will be redefined. The Company's corporate headquarters will retain responsibility for setting policy and strategy for the Company as a whole; the Company's revenue-generating units will assume all other responsibilities.

    Said Mr. Daft: "No matter where we operate around the world, we're a local business. Our success depends on our ability to make billions of individual connections each day in every community around the world. With the pace of change in global markets increasing every day, we have to redouble our efforts to remain close to the customers and consumers we serve.

     "One thing that won't change is the significant opportunity before us," added Mr. Daft. "And we view the future's tremendous growth opportunities with great

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anticipation and excitement. With our strong new marketing platform for
Coca-Cola, the right people in the right places around the world, and our intensified focus behind serving customers and consumers at the local level, we have in place the necessary elements to more fully realize the promise of this great Company today and for years to come."




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